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                                                                     EXHIBIT 1.2

                   AGENCY AGREEMENT -- UNIT PRIVATE PLACEMENT

THIS AGREEMENT dated for reference March 31, 2004, is made

BETWEEN

            CHEMOKINE THERAPEUTICS CORP., 2386 East Mall, Unit 208, Vancouver, British Columbia, V6T 1Z3

                                                                 (the "Issuer");

AND

            CANACCORD CAPITAL CORPORATION, 2200-609 Granville Street, Vancouver, British Columbia, V7Y 1H2

                                                                  (the "Agent").

WHEREAS:

A. The Issuer wishes to privately place with purchasers up to 1,860,000 Units at a price of $0.70 per Unit;

B. The Issuer wishes to appoint the Agent to distribute the Units, and the Agent is willing to accept such appointment on the terms and conditions of this Agreement;

THE PARTIES to this Agreement therefore agree:

1.    DEFINITIONS

In this Agreement and the Recitals hereto:

      (a) "1933 Act" means the Securities Act of 1933 (United States), as amended;

      (b) "Administration Fee" means the fee to be paid to the Agent by the Issuer in consideration of the Agent's services in connection with the coordination and review of the Private Placement;

      (c) "Agent's Fee" means the fee which is set out in this Agreement and which is payable by the Issuer to the Agent in consideration of the services performed by the Agent under this Agreement;

      (d) "Agent's Shares" means the previously unissued common shares in the capital of the Issuer, as presently constituted, which will be issued as part of the Agent's Units;

      (e) "Agent's Units" means the units of the Issuer which may be issued as part of the Agent's Fee as set out in this Agreement which have the terms provided in this Agreement;

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      (f)   "Agent's Warrants" means the share purchase warrants of the Issuer which will be issued as part of the Agent's Fee and which have the terms provided in this Agreement and the certificates representing such share purchase warrants;

      (g) "Agent's Warrant Shares" means the previously unissued common shares in the capital of the Issuer, as presently constituted, which will be issued upon the exercise of the Agent's Warrants;

      (h) "Applicable Legislation" means the securities act in the Selling Provinces, together with all the regulations and rules made and promulgated thereunder and all administrative policy statements, instruments, blanket order and rulings, notices and administrative directions issued by the Commissions;

      (i)   "Closing" means a day or days Units are issued to the Purchasers;

      (j) "Commissions" means the securities commission or equivalent regulatory authority in the Selling Provinces;

      (k) "Corporate Finance Fee" means the Fee to be paid to the Agent by the Issuer in consideration of corporate finance and structuring services provided by the Agent;

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      (l)   "Corporate Finance Shares" means the previously unissued common shares of the Issuer which will be issued as part of the Corporate Finance Units;

      (m) "Corporate Finance Units" means the units of the Issuer to be issued to the Agent by the Issuer in consideration of the corporate finance and related services provided by the Agent;

      (n) "Corporate Finance Warrants" means the share purchase warrants of the Issuer which will be issued as part of the Corporate Finance Units and which have the terms provided in this Agreement and the certificates representing such share purchase warrants;

      (o) "Corporate Finance Warrant Shares" means the previously unissued common shares in the capital of the Issuer, as presently constituted, which will be issued upon the exercise of the Corporate Finance Warrants;

      (p) "Exemptions" means the exemptions from the prospectus requirements of the Applicable Legislation;

      (q)   "Final Closing" means the final closing under the Private Placement;

      (r)   "First Closing" means the first closing under the Private Placement;

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      (s)   "Material Change" has the meaning defined in the Applicable
            Legislation;

      (t)   "Material Fact" has the meaning defined in the Applicable
            Legislation;

      (u) "Multilateral Instrument" means Multilateral Instrument 45-102 or any successor instrument promulgated by the Commissions;

      (v) "Private Placement" means the offering of the Units on the terms and conditions of this Agreement;

      (w) "Prospectus" means, collectively, the preliminary and final prospectus, including any amendments made thereto prepared and filed in connection with the Issuer's initial public offering;

      (x) "Prospectus Closing Date" means the date on which the Issuer's proposed initial public offering under the Prospectus closes;

      (y) "Purchasers" means the purchasers of Units pursuant to the Private Placement;

      (z) "Regulation S" means Regulation S promulgated under the 1933 Act, as amended;

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      (aa)  "Regulatory Authorities" means the Commissions;

      (bb) "Securities" means the Units, the Shares, the Warrants, the Warrant Shares, the Agent's Units, the Agent's Shares, the Agent's Warrants, the Agent's Warrant Shares, the Corporate Finance Shares, the Corporate Finance Warrants and the Corporate Finance Warrant Shares;

      (cc) "Selling Provinces" means the provinces of Ontario, British Columbia and Alberta;

      (dd) "Shares" means the previously unissued common shares in the capital of the Issuer, as presently constituted, which will be issued as part of the Units;

      (ee) "Units" means the units of the Issuer to be offered by the Issuer pursuant to this Agreement having the terms provided in this Agreement;

      (ff) "Warrants" means the non-transferable share purchase warrants of the Issuer which will be issued as part of the Units and which have the terms provided in this Agreement and the certificates representing such share purchase warrants; and

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      (gg)  "Warrant Shares" means the previously unissued common shares in the capital of the Issuer, as presently constituted, which will be issued upon the exercise of the Warrants.

2.    APPOINTMENT OF AGENT

The Issuer appoints the Agent as its exclusive agent and the Agent accepts the appointment and agrees to act as the exclusive agent of the Issuer to use its commercially reasonable efforts to find and introduce to the Issuer potential purchasers to purchase up to 1,860,000 Units, at a price of $0.70 per Unit, by way of private placement under the Exemptions.

3.    THE UNITS

Each Unit will consist of one Share and one Warrant and the Shares and Warrants will be issued and registered in the names of the Purchasers or their nominees.

4.    WARRANTS

4.1 The right to purchase a Warrant Share under a Warrant may be exercised at any time until the close of business on the day which is 24 months from the date of issue of the Unit under which such Warrant was issued to the holder.

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4.2 One Warrant will entitle the holder, on exercise, to purchase one Warrant
Share at a price of $1.00 per Warrant Share.

4.3 The certificates representing the Warrants will, among other things, include provisions for the appropriate adjustment in the class, number and price of the Warrant Shares issued upon exercise of the Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Issuer's common shares, the payment of stock dividends and the amalgamation of the Issuer.

4.4 The issue of the Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, during the period within which the Warrants may be exercised.

5.    AGENT'S FEE

5.1 In consideration of the services performed by the Agent under this Agreement, the Issuer agrees to pay to the Agent on each Closing an Agent's Fee consisting of:

      (a) 8.0% of the gross proceeds received by the Issuer from the sale of the Units on such Closing which will be paid in cash or Agent's Units or a combination of cash and Agent's Units at the election of the Agent; and

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      (b)   that number of Agent's Warrants which is equal to 8.0% of the number of Units sold on such Closing.

5.2 Each Agent's Unit will consist of one Agent's Share and one Agent's Warrant and the Agent's Shares and Agent's Warrants will be registered in the name of the Agent or such other party or parties as the Agent may reasonably request.

5.3 One Agent's Warrant will entitle the holder, on exercise, to purchase one Agent's Warrant Share at a price of $1.00 per Agent's Warrant Share. The right to purchase an Agent's Warrant Share under an Agent's Warrant may be exercised at any time until the close of business on the day which is 24 months from the date such Agent's Warrant was issued to the holder.

5.4 The Issuer will also pay the Agent, on First Closing of the Private Placement or termination of this Agreement, the Administration Fee in the amount of $5,000.

5.5 The Issuer also agrees to pay a Corporate Finance Fee to the Agent by the issuance of 400,000 Corporate Finance Units on the First Closing.

5.6 Each Corporate Finance Unit will be comprised of one Corporate Finance Share and one Corporate Finance Warrant.

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5.7 One Corporate Finance Warrant will entitle the holder to purchase one
Corporate Finance Warrant Share. The right to purchase Corporate Finance Warrant Shares may be exercised at any time up to the close of business 24 months from the Closing Day, at a price of $1.00 per Corporate Finance Warrant Share.

5.8 The Agent's Warrants and the Corporate Finance Warrants will be represented by certificates, and will be non-transferable except as permitted by Applicable Legislation and any order granted by the Commissions.

5.9 The terms governing the Agent's Warrants and the Corporate Finance Warrants will include, among other things, provisions for the appropriate adjustment in the class, number and price of the Agent's Warrant Shares and Corporate Finance Shares upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares, the payment of stock dividends or the amalgamation of the Issuer.

5.10 The issue of the Agent's Warrants and Corporate Finance Warrants will not restrict or prevent the Issuer from obtaining any other financing, or from issuing additional securities or rights, during the period within which the Agent's Warrants and Corporate Finance Warrants may be exercised.

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5.11 In the event that the Issuer's shares are not listed on a recognized exchange in North America within a nine month period from the Final Closing, the Agent will return to the Issuer 300,000 Corporate Finance Units for cancellation.

5.12 All securities of the Issuer issued to the Agent under this Agreement shall be subject to the same restrictions and limitations, including the placement of legends on certificates and covenants, that are set forth in this Agreement as to the Securities to be issued to other purchasers, and to the restrictions and limitations, including legends and covenants, set forth in the subscription agreements of other purchasers that are imposed on the securities sold to such purchasers. The purpose of such restrictions and limitations is to assure compliance with laws applicable to the offer and sale of securities by the Issuer pursuant to this Agreement. In particular, the Agent agrees that additional restrictions required by Regulation S shall apply to warrants issued to the Agent.

6.    OFFERING RESTRICTIONS

6.1 The Agent agrees:

      (a) that all offers and sales of the Securities prior to the expiration of the distribution compliance period specified in Category 3 (paragraph (b)(3)(iii)) in Section 230.903 of Regulation S shall be made only in accordance with the provisions of Section 230.903 or

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            Section 230.904 of Regulation S; pursuant to registration of the securities under the 1933 Act, or pursuant to an available exemption from the registration requirements of the 1933 Act; and

      (b) not to engage in hedging transactions with regard to such Securities prior to the expiration of the distribution compliance period specified in Category 3 (paragraph (3)(iii)) in Section 230.903, unless in compliance with the 1933 Act; and

      (c) all offering materials and documents (other than press releases) used in connection with offers and sales of the securities prior to the expiration of the distribution compliance period specified in Category 3 (paragraph (b)(3)(iii) in Section 230.903), shall include statements to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the Securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available. Such offering materials and documents also must state that hedging transactions involving the Securities may not be conducted unless in compliance with the 1933 Act. Such statements shall appear:

            (i) on the cover or inside cover page of any prospectus or offering circular used in connection with the offer or sale of the securities;

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            (ii)  in the underwriting section of any prospectus or offering circular used in connection with the offer or sale of the securities; and

            (iii) in any advertisement made or issued by the issuer, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. Such statements may appear in summary form on prospectus cover pages and in advertisements.

6.2 The Agent will only sell the Units to persons who represent themselves as being, and who the Agent reasonably believes are:

      (a)   persons purchasing as principal;

      (b) qualified to purchase the Units, the Shares and the Warrants under the Exemptions;

      (c) persons who are not U.S. Persons, or in the United States (which terms herein shall have the meanings defined in Regulation S); and

      (d) notwithstanding subparagraphs (a) to (c), offers and sales of securities specifically targeted at identifiable groups of U.S. citizens abroad, such as members of the U.S. armed forces serving overseas, shall be deemed to be made to U.S. Persons.

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6.3 The Agent agrees that at the time any buy order for the Units is placed by clients of the Agent, the buyer will be outside the United States, or the Agent and all persons acting on their behalf will reasonably believe that the buyer is outside the United States, and neither the Agent nor any person acting on their behalf will have knowledge that such transaction has been pre-arranged with a buyer in the United States.

6.4 Neither the Issuer, the Agent, nor any of their respective affiliates, nor any person acting on behalf of any of the foregoing, will offer or sell any of the Securities to U.S. Persons or in the United States, or undertake any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market for the Securities in the United States.

6.5 The Private Placement has not been and will not be advertised in any way.

6.6 No selling or promotional expenses will be paid or incurred in connection with the Private Placement, except for professional services or for services performed by a registered dealer.

6.7 The following conditions apply to the offer and sale of the Securities:

      (a) the offer or sale of the Securities, if made prior to the expiration of a one year "distribution compliance period" set forth in Regulation S of the United States

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            Securities and Exchange Commission, is not made to a U.S. person or for the account or benefit of a U.S. person; and

      (b) the offer or sale of the Securities, if made prior to the expiration of a one year distribution compliance period, is made pursuant to the following conditions:

            (i) the purchaser of the Securities certifies that it is not a U.S. person and is not acquiring the Securities for the account or benefit of any U.S. person or is a U.S. person who purchased Securities in a transaction that did not require registration under the 1933 Act;

            (ii) the purchaser of the Securities agrees to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the 1933 Act; and

            (iii) the certificate(s) representing the Securities contain(s) a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration; and that hedging transactions

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                  involving the Securities may not be conducted unless in
                  compliance with the 1933 Act.

7.    SUBSCRIPTIONS

The Agent will use its best efforts to obtain from each Purchaser introduced by the Agent, and deliver to the Issuer, on or before each Closing duly completed and signed subscriptions in the form consented to by the Issuer and the Agent and executed by the Purchaser.

8.    FILINGS WITH THE REGULATORY AUTHORITIES

8.1 Within 10 days of each Closing of the Private Placement, the Issuer will:

      (a) file with the Commissions any report required to be filed by the Applicable Legislation in connection with the Private Placement, in the required form; and

      (b)   provide the Agent's solicitor with copies of the report or reports.

9.    CLOSINGS

9.1 In this Section:

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      (a)   "Certificates" means the certificates representing the Shares and the Warrants sold and the Agent's Shares, the Agent's Warrants, the Corporate Finance Shares and the Corporate Finance Warrants to be issued, on a Closing in the names and denominations reasonably requested by the Agent or the Purchasers, as the case may be; and

      (b) "Proceeds" means the gross proceeds of the sale of Units on a Closing, less:

            (i)   any portion of the Agent's Fee which is payable in cash;

            (ii)  at the First Closing, the Administration Fee;

            (iii) the reasonable expenses of the Agent in connection with the
                  Private Placement which have not been paid by the Issuer; and

            (iv) any amount paid directly to the Issuer by purchasers in connection with the Private Placement.

9.2 The Issuer and the Agent will cause the Closing to take place in one or more closings.

9.3 The Issuer will, on each Closing, issue and deliver the Certificates to the Agent, or at the Agent's request, to the Purchasers, against payment of the Proceeds.

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9.4 If the Issuer has satisfied all of its material obligations under this
Agreement, the Agent will, on each Closing, pay the Proceeds to the Issuer against delivery of the Certificates.

9.5 The Issuer will endorse the Certificates, and the certificates representing the Warrant Shares, the Agent's Warrant Shares and the Corporate Finance Warrant Shares with such legends as required by the Applicable Legislation and any legends required pursuant to U.S. securities laws.

10.   CONDITIONS OF CLOSINGS

10.1 The obligations of the Agent on each Closing will be conditional upon the following:

      (a) on each Closing, the Issuer will have delivered to the Agent and its solicitor a favourable opinion of the Issuer's solicitor dated as of the date of such Closing, in a form acceptable to the Agent and its solicitor as to all legal matters reasonably requested by the Agent relating to the business of the Issuer and the creation, issuance and sale of the Securities;

      (b) on each Closing, the Issuer will have delivered to the Agent and its solicitor such certificates of its officers and experts, if any, comfort letters or opinions of its

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            auditors, and other documents relating to the Private Placement or the affairs of the Issuer as the Agent or its solicitor may reasonably request; and

      (c) each representation and warranty of the Issuer which is contained in this Agreement continues to be true, and the Issuer has performed or complied with all of its covenants, agreements and obligations under this Agreement.

10.2 Each Closing and the obligations of the Issuer and the Agent to complete the issue and sale of the Securities are subject to:

      (a) receipt of all required regulatory approval for or acceptance of the Private Placement; and

      (b) the removal or partial revocation of any cease trading order or trading suspension made by any competent authority to the extent necessary to complete the Private Placement.

11.   MATERIAL CHANGES

The Issuer agrees that if, between the date of this Agreement and the Final Closing a Material Change, or a change in a Material Fact occurs, the Issuer will as soon as practicable notify the Agent in writing, setting forth the particulars of such change.

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12.   PROSPECTUS AND REGISTRATION STATEMENT

12.1 The Issuer will use its best efforts to file and obtain a receipt for a final prospectus in respect of an initial public offering in the Selling Provinces and to effect the Prospectus Closing Date within nine months of the Final Closing.

12.2 The Issuer will also use its best efforts to ensure that the resale of the Securities will be the subject of a registration statement in the United States filed with and cleared by the United States Securities and Exchange Commission within nine months of the Final Closing.

13.   TERMINATION

13.1 The Agent may terminate its obligations under this Agreement by notice in writing to the Issuer at any time before the Final Closing if:

      (a) an adverse Material Change, or an adverse change in a Material Fact relating to any of the Securities, occurs or is announced by the Issuer;

      (b) there is an event, accident, governmental law or regulation or other occurrence of any nature which, in the opinion of the Agent, seriously affects or will seriously affect the financial markets, or the business of the Issuer or its subsidiaries, if any,

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            or the ability of the Agent to perform its obligations under this
            Agreement, or a Purchaser's decision to purchase the Units;

      (c) following a consideration of the history, business, products, property or affairs of the Issuer or its principals and promoters, or of the state of the financial markets in general, or the state of the market for the Issuer's securities in particular, the Agent determines, in its sole discretion, that it is not in the interest of the Purchasers to complete the purchase and sale of the Units;

      (d) the Securities cannot, in the opinion of the Agent, be marketed due to the state of the financial markets, or the market for the Units in particular;

      (e) an enquiry or investigation (whether formal or informal) in relation to the Issuer, or the Issuer's directors, officers or promoters, is commenced or threatened by an officer or official of any competent authority;

      (f) any order to cease, halt or suspend trading (including an order prohibiting communications with persons in order to obtain expressions of interest) in the securities of the Issuer prohibiting or restricting the Private Placement is made by a competent regulatory authority and that order is still in effect;

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      (g)   the Issuer is in breach of any material term of this Agreement; or

      (h) the Agent determines that any of the representations or warranties made by the Issuer in this Agreement is false or has become false.

14.   WARRANTIES, REPRESENTATIONS AND COVENANTS

14.1 The Issuer warrants and represents to and covenants with the Agent that:

      (a) the Issuer and its subsidiaries, if any, are or will be at the First Closing valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdiction in which they are incorporated, continued or amalgamated;

      (b) the Issuer and its subsidiaries, if any, are duly registered and licenced to carry on business in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction;

      (c) the authorized and issued capital of the Issuer are as disclosed to the Agent and the outstanding shares of the Issuer are fully paid and non-assessable;

      (d) the Issuer will reserve or set aside sufficient shares in its treasury to issue the Shares, the Warrant Shares, the Agent's Shares, the Agent's Warrant Shares, the

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            Corporate Finance Shares and the Corporate Finance Warrant Shares
            and all such shares will be duly and validly issued as fully paid and non-assessable;

      (e) except as otherwise disclosed to the Agent, the Issuer is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in any materials provided to the Agent, all agreements by which the Issuer holds an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

      (f) the subscription form and all other written or oral representations made by the Issuer to a Purchaser or potential Purchaser in connection with the Private Placement will be accurate in all material respects and will omit no fact, the omission of which will make such representations misleading or incorrect;

      (g) the financial statements supplied by the Issuer to the Agent in connection with the Private Placement have been prepared in accordance with U.S. generally accepted accounting principles, accurately reflect the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer, and its subsidiaries, if any, as of the date thereof, and no adverse material changes in the

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            financial position of the Issuer have taken place since the date thereof, save in the ordinary course of the Issuer's business;

      (h) the Issuer has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Applicable Legislation in relation to the issue and trading of its securities and in all matters relating to the Private Placement;

      (i) there is not presently, and will not be until the Final Closing, any Material Change or change in any Material Fact relating to the Issuer which has not been or will not be fully disclosed to the Agent;

      (j) the issue and sale of the Securities by the Issuer and the Agent does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which the Issuer is a party;

      (k) neither the Issuer nor any of its subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Issuer's knowledge no such actions, suits or proceedings are

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            contemplated or have been threatened which are not disclosed in the
            Disclosure Record;

      (l) there are no judgments against the Issuer or any of its subsidiaries, if any, which are unsatisfied, nor are there any consent decrees or injunctions to which the Issuer or any of its subsidiaries, if any, is subject;

      (m) this Agreement has been or will be by the First Closing, duly authorized by all necessary corporate action on the part of the Issuer, and the Issuer has full corporate power and authority to undertake the Private Placement;

      (n) no order ceasing, halting or suspending trading in securities of the Issuer nor prohibiting the sale of such securities has been issued to and is outstanding against the Issuer or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened;

      (o) except as disclosed to the Agent or otherwise to the Regulatory Authorities, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Issuer or its

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            subsidiaries, if any, or any other security convertible into or exchangeable for any such shares, or to require the Issuer or its subsidiaries, if any, to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital;

      (p) the Issuer and its subsidiaries, if any, have filed all federal, provincial, local and foreign tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

      (q) the Issuer and its subsidiaries, if any, have established on their books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Issuer or its subsidiaries, if any, except for taxes not yet due, and there are no audits of any of the tax returns of the Issuer or its subsidiaries, if any, which are known by the Issuer's management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Issuer or its subsidiaries, if any;

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                                      -26-

      (r) the Issuer owns or possesses adequate rights to use all material patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and other intellectual property necessary for the business of the Issuer now conducted and proposed to be conducted, without any conflict with or infringement of the rights of others. The Issuer has received no communication alleging that the Issuer has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the execution or delivery of this Agreement nor the carrying on of the business of the Issuer by the employees of the Issuer, nor the conduct of the business of the Issuer will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated;

      (s) other than the Agent, no person, firm or corporation acting or purporting to act at the request of the Issuer is entitled to any brokerage, agency or finder's fee in connection with the transactions described herein;

      (t) the Issuer has and will have filed all documents that are required to be filed under the continuous disclosure provisions of the Applicable Legislation, including annual and interim financial information and annual reports, press releases disclosing material changes and material change reports; and

      (u) the warranties and representations in this Section are true and correct and will remain so as of the Final Closing.

14.2 The Issuer covenants with the Agent that the Issuer will not issue or announce the issuance of any common shares of the Issuer or any securities convertible into or exchangeable for or exercisable to acquire common shares of the Issuer during the period commencing on the Final Closing and continuing until the Prospectus Closing Date or for a period of 180 days, whichever is sooner, thereafter without the consent of both the Issuer and the Agent, such consent to not be unreasonably withheld, other than pursuant to:

      (a) presently outstanding rights, including options, warrants and other convertible securities and including any such rights which have been granted or issued and as previously disclosed in writing to the Agent;

      (b) options or shares granted to officers, directors or employees of the Issuer or any subsidiary thereof pursuant to existing stock option and stock ownership plans or any stock option, stock ownership or bonus plans approved by shareholders at the upcoming annual general meeting of the Issuer; or

     (c) any merger, acquisition or strategic partnership transactions effected by the Issuer.

14.3 The Agent warrants and represents to the Issuer that:

     (a) it is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated;

     (b)   it is a broker registered under the Applicable Legislation; and

     (c) it will sell the Units in compliance with the Applicable Legislation and Regulation S.

14.4 The Issuer covenants that it shall refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration; provided, however, that if the Securities are in bearer form or foreign law prevents the Issuer from refusing to register securities transfers, other reasonable procedures (such as a legend described in paragraph
(b)(3)(iii)(B)(3) of section 903 of Regulation S) are implemented to prevent any transfer of the Securities not made in accordance with the provisions of the Regulation S.

14.5 Should the Agent (or any other distributor) sell any of the Securities to another distributor, dealer (as such term is defined in section 2(a)(12) of the 1933 Act), or any person receiving a selling concession, fee or other remuneration, it shall send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor.

15.   EXPENSES OF AGENT

15.1 The Issuer will pay all of the expenses of the Private Placement and all the expenses reasonably incurred by the Agent in connection with the Private Placement including, without limitation, the reasonable fees and expenses of the solicitor for the Agent. The parties agree that any invoices, individually or cumulatively, over $5,000 (excluding disbursements, taxes and background search fees) will require the Issuer's prior approval.

15.2 The Issuer will pay the expenses referred to in the previous Subsection even if the transactions contemplated by this Agreement are not completed or this Agreement is terminated, unless the failure of acceptance or completion or the termination is the result of a breach of this Agreement by the Agent.

15.3 The Agent may, from time to time, render accounts for its expenses in connection with the Private Placement to the Issuer for payment on or before the dates set out in the accounts.

15.4 The Issuer authorizes the Agent to deduct its reasonable expenses in connection with Private Placement from the proceeds of the Private Placement and any advance payments made by the Issuer, including expenses for which an account has not yet been rendered.

16.   INDEMNITY

16.1 The Issuer will indemnify the Agent and each of the Agent's agents, directors, officers and employees (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") and save them harmless against all losses, claims, damages or liabilities:

      (a) existing by reason of an untrue statement contained in the subscription agreement or other written or oral representation made by the Issuer to a Purchaser or potential Purchaser in connection with the Private Placement, or by reason of the omission to state any fact necessary to make such statements or representations not misleading (except for information and statements supplied by and relating solely to the Agent);

      (b) arising directly or indirectly out of any order made by any regulatory authority based upon an allegation that any such untrue statement or representation, or omission exists (except information and statements supplied by and relating solely to the Agent), that trading in or distribution of any of the Securities is to cease;

      (c) resulting from the failure by the Issuer to obtain the requisite regulatory approval to the Private Placement unless the failure to obtain such approval is the result of a breach of this Agreement by the Agent;

      (d) resulting from the breach by the Issuer of any of the terms of this Agreement;

      (e) resulting from any representation or warranty made by the Issuer herein not being true or ceasing to be true;

      (f) if the Issuer fails to issue and deliver the certificates representing the Securities in the form and denominations satisfactory to the Agent at the time and place required by the Agent with the result that any completion of a sale of the Securities does not take place; or

      (g) if, following the completion of a sale of any of the Securities, a determination is made by any competent authority setting aside the sale, unless that determination arises out of an act or omission by the Agent.

16.2 If any action or claim is brought against an Indemnified Party in respect of which indemnity may be sought from the Issuer pursuant to this Agreement, the Indemnified Party will promptly notify the Issuer in writing.

16.3 The Issuer will assume the defence of the action or claim, including the employment of counsel and the payment of all expenses.

16.4 The Indemnified Party will have the right to employ separate counsel, and the Issuer will pay the reasonable fees and expenses of such counsel.

16.5 The indemnity provided for in this Section will not be limited or otherwise affected by any other indemnity obtained by the Indemnified Party from any other person in respect of any matters specified in this Agreement and will continue in full force and effect until all possible liability of the Indemnified Parties arising out of the transactions contemplated by this Agreement has been extinguished by the operation of law.

16.6 If indemnification under this Agreement is found in a final judgment (not subject to further appeal) by a court of competent jurisdiction not to be available for reason of public policy, the Issuer and the Indemnified Parties will contribute to the losses, claims, damages, liabilities or expenses (or actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to and fault of the Issuer, on the one hand, and the Indemnified Parties on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof). No person found liable for a fraudulent misrepresentation (within the meaning of applicable securities laws) will be entitled to contribution from any person who is not found liable for such fraudulent misrepresentation.

16.7 To the extent that any Indemnified Party is not a party to this Agreement, the Agent will obtain and hold the right and benefit of this section in trust for and on behalf of such Indemnified Party.

17.   ASSIGNMENT AND SELLING GROUP PARTICIPATION

17.1 The Agent will not assign this Agreement or any of its rights under this Agreement or, with respect to the Securities, enter into any agreement in the nature of an option or a sub-option unless and until, for each intended transaction, the Agent has obtained the consent of the Issuer, and any required notice has been given to and accepted by the Regulatory Authorities.

17.2 The Agent may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investments dealers, who may or who may not be offered part of the Agent's Fee.

18.   NOTICE

18.1 Any notice under this Agreement will be given in writing and must be delivered, sent by facsimile transmission or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by the party in writing.

18.2 If notice is sent by facsimile transmission or is delivered, it will be deemed to have been given at the time of transmission or delivery.

18.3 If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

18.4 If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile transmission or will be delivered.

19.   RIGHT OF FIRST REFUSAL

19.1 The Issuer will notify the Agent of the terms of any further equity financing that it requires or proposes to obtain during the 180 days following the Final Closing and the Agent will have the right of first refusal to provide any such financing.

19.2 The right of first refusal must be exercised by the Agent within 15 days following the receipt of the notice by notifying the Issuer that they will provide such financing on the terms set out in the notice.

19.3 If the Agent fails to give notice within the 15 days that it will provide such financing upon the terms set out in the notice, the Issuer will then be free to make other arrangements to obtain financing from another source on the same terms or on terms no less favourable to the Issuer, subject to obtaining the acceptance of the Regulatory Authorities.

19.4 The right of first refusal will not terminate if, on receipt of any notice from the Issuer under this Section, the Agent fails to exercise the right.

20.   TIME

Time is of the essence of this Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

21.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and indemnities of the Issuer and the Agent contained in this Agreement will survive the Final Closing.

22.   LANGUAGE

This Agreement is to be read with all changes in gender or number as required by the context.

23.   INUREMENT

Except for restrictions on assignment elsewhere in this Agreement, this Agreement inures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

24.   HEADINGS

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

25.   COUNTERPARTS

This Agreement may be executed in two or more counterparts and may be delivered by facsimile transmission, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

26.   LAW

This Agreement is governed by the law of British Columbia, and the parties hereto irrevocably attorn and submit to the jurisdiction of the courts of British Columbia with respect to any dispute related to this Agreement.

This document was executed and delivered as of the date given above:

                                        CHEMOKINE THERAPEUTICS CORP.

                                          Per: _________________________________
                                                 Authorized Signatory

                                          Per: _________________________________
                                                 Authorized Signatory

                                        CANACCORD CAPITAL CORPORATION

                                          Per: _________________________________
                                                 Authorized Signatory

                                          Per: _________________________________
                                                 Authorized Signatory